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                             LASER TECHNOLOGY, INC.

                    Notice of Postponement of Annual Meeting

                      To be rescheduled to March 16, 2000

To our Shareholders:

   The annual meeting of Laser Technology, Inc. is currently scheduled for February 24, 2000. The Company has determined to postpone the meeting until March 16, 2000. The rescheduled meeting will occur at 10:00 a.m. at the offices of the Corporation, 7070 South Tucson Way, Englewood, CO 80112.

   Only shareholders of record at the close of business on January 18, 2000 are entitled to notice of and to vote at the Meeting. The items on the agenda were described in the proxy statement dated January 20, 2000, mailed to shareholders on or about that date.

   All shareholders are cordially invited to attend the Meeting in person. Holders of a majority of the Company's outstanding voting shares must be present either in person or by proxy in order for the meeting to be held. To assure your representation at the Meeting, and whether or not you plan to attend in person, you are urged to mark, sign, date and return the previously mailed proxy card at your earliest convenience, if you have not already done so. Any shareholders attending the Meeting may revoke their proxies and vote their shares in person.

                                          By Order of the Board of Directors
                                          /s/ Brian P. Abeel
                                          Brian P. Abeel
                                          Secretary

Englewood, Colorado
February 14, 2000